Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER RESULTS; MAINTAINS FULL YEAR EPS GUIDANCE
TULSA, OK – February 7, 2018 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its second quarter ended December 31, 2017.
Key highlights:

•	Company earned $0.17 per fully diluted share in the second quarter

•	Consolidated gross margins increased year over year to 9.4%

•	Consolidated book-to-bill was 1.0 on awards of $279.1 million, with the largest quarterly awards in Storage Solutions since the fourth quarter of fiscal 2015

•	Industrial segment revenue increased 137% while Oil Gas & Chemical segment revenue increased 59% compared to the same period in the prior year

•	Net income and tax expense benefited by $1.9 million as a result of the Tax Cuts and Jobs Act
“Our diversified business model continues to serve us well, with strong second quarter results in our Industrial and Oil Gas & Chemical segments. These positive results were offset by an expected reduction in power generation revenue as well as less spending in the high voltage business," said Matrix Service Company President and CEO John R. Hewitt. "Additionally, in our Storage Solutions segment, while revenues were lower as a result of delayed project awards, we achieved a book-to-bill of 1.8 in the quarter. Subsequent to the closing of the quarter, we received a number of additional significant and strategic project awards; announcements on which will be forthcoming."
The delay in the award of these anticipated projects has shifted revenue to later periods. Said Hewitt, "These and other delayed awards, combined with lower than anticipated spending in our Northeastern based high voltage electrical business, will impact our full year revenue. Our EPS guidance remains unchanged, however we are modifying full year revenue guidance from between $1.225 billion and $1.325 billion to between $1.150 billion and $1.225 billion.”
Second Quarter Fiscal 2018 Results
Consolidated revenue was $282.9 million for the three months ended December 31, 2017, compared to $312.7 million in the same period in the prior fiscal year. Storage Solutions revenue declined primarily as a result of delays in project awards which have not allowed the Company to replace higher revenue experienced in the prior year in connection with work on the construction of crude gathering terminals for the Dakota Access pipeline. Electrical Infrastructure segment revenue also declined due to a combination of a reduction in high voltage revenue and revenue associated with the construction of a large power generating facility in the prior year. These decreases were partially offset by higher maintenance, turnaround and construction volumes in our Oil Gas & Chemical segment and higher volumes in our Industrial segment attributable to work in the iron and steel industry.
Consolidated gross profit was $26.7 million in the three months ended December 31, 2017 compared to $28.2 million in the three months ended December 31, 2016. The gross margin was 9.4% in the three months ended December 31, 2017 compared to 9.0% in the same period in the prior fiscal year. The increase in gross margin in fiscal 2018 is primarily attributable to improved construction overhead cost recovery. Consolidated SG&A expenses were $21.5 million in the three months ended December 31, 2017 compared to $20.0 million in the same period a year earlier. The increase in fiscal 2018 is primarily attributable to overhead and amortization on intangible assets associated with a December 2016 acquisition that expanded the Company's engineering business.
As a result of the factors discussed above, the Company earned net income of $4.5 million, or $0.17 per fully diluted share in the second quarter of fiscal 2018 compared to $5.3 million, or $0.20 in the prior year.

Six Month Fiscal 2018 Results
Consolidated revenue was $552.8 million for the six months ended December 31, 2017, compared to $654.4 million in the same period in the prior fiscal year. Storage Solutions revenue declined primarily as a result of delays in project awards which have not allowed the Company to replace higher revenue experienced in the prior year in connection with work on the construction of crude gathering terminals for the Dakota Access pipeline. Electrical Infrastructure segment revenue also declined due to a combination of a reduction in high voltage revenue and revenue associated with the construction of a large power generating facility in the prior year. These decreases were partially offset by higher maintenance, turnaround and construction volumes in our Oil Gas & Chemical segment and higher volumes in our Industrial segment attributable to work in the iron and steel industry.
Consolidated gross profit was $55.6 million in the six months ended December 31, 2017 compared to $60.5 million in the six months ended December 31, 2016. The gross margin was 10.1% in the six months ended December 31, 2017 compared to 9.2% in the same period in the prior fiscal year. The increase in gross margin in fiscal 2018 is primarily attributable to strong project execution as well as improved construction overhead cost recovery. Consolidated SG&A expenses were $43.1 million in the six months ended December 31, 2017 compared to $38.0 million in the same period a year earlier. The increase in fiscal 2018 is primarily attributable to overhead and amortization on intangible assets associated with a December 2016 acquisition that expanded the Company's engineering business.
As a result of the factors discussed above, the Company earned net income of $8.4 million, or $0.31 per fully diluted share during the six months ended December 31, 2017 compared to $14.6 million, or $0.54 in the prior year.
Impact of Tax Cuts and Jobs Act
The Company’s financial statements have been adjusted to account for the Tax Cuts and Jobs Act (the “Act”). The Act affected the Company’s second quarter and full year results as follows:

•	Resulted in a reduced effective tax rate of 32% for fiscal 2018 based on a blended statutory tax rate of 28%.

•	Resulted in a $1.2 million tax benefit related to the remeasurement of the Company’s domestic deferred tax assets and liabilities.

•	Resulted in a $0.7 million tax benefit related to reducing the first half of the year income tax expense to the new reduced fiscal 2018 effective rate of 32%.

•	The Company does not expect to record a one-time transition tax on unrepatriated earnings of certain foreign entities.
Backlog
Backlog at December 31, 2017 was $725.0 million compared to $728.8 million at September 30, 2017. Quarterly book-to-bill ratio was 1.0 on project awards of $279.1 million. The six month ended December 31, 2017 book-to-bill ratio was 1.1 on project awards of $595.6 million.
Financial Position
The Company's cash balance increased to $74.1 million in the quarter. The cash balance combined with availability under the credit facility provides the Company with liquidity of $99.7 million at December 31, 2017, a decrease of $32.1 million since September 30, 2017. This decrease in liquidity is primarily attributable to an increase in the capacity constraint of the credit facility along with an increase in project related letters of credit. The Company's liquidity continues to support its long-term strategic growth plans. The Company expects liquidity improvement as we work through the third and fourth quarters of fiscal 2018. Since December 31, 2017, the Company repaid $35.0 million of borrowings under the credit facility while maintaining a cash balance in excess of $60.0 million, further strengthening the Company's liquidity.
Earnings Guidance
The Company is maintaining fiscal 2018 earnings guidance of between $0.55 and $0.75 per fully diluted share. Revenue guidance is being reduced from between $1.225 billion and $1.325 billion to between $1.150 billion and $1.225 billion.

Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 8, 2018 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service Inc., Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues	$282,911	$312,655	$552,821	$654,436
Cost of revenues	256,208	284,443	497,227	593,946
Gross profit	26,703	28,212	55,594	60,490
Selling, general and administrative expenses	21,529	19,975	43,099	37,952
Operating income	5,174	8,237	12,495	22,538
Other income (expense):
Interest expense	(819)	(497)	(1,437)	(740)
Interest income	65	26	104	38
Other	(135)	47	14	54
Income before income tax expense	4,285	7,813	11,176	21,890
Provision (benefit) for federal, state and foreign income taxes	(247)	2,563	2,820	7,298
Net income	$4,532	$5,250	$8,356	$14,592

Basic earnings per common share	$0.17	$0.20	$0.31	$0.55
Diluted earnings per common share	$0.17	$0.20	$0.31	$0.54
Weighted average common shares outstanding:
Basic	26,771	26,553	26,713	26,470
Diluted	27,078	26,832	26,933	26,842

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$74,087	$43,805
Accounts receivable, less allowances (December 31, 2017— $6,342 and June 30, 2017—$9,887)	183,451	210,953
Costs and estimated earnings in excess of billings on uncompleted contracts	64,221	91,180
Inventories	4,525	3,737
Income taxes receivable	3,396	4,042
Other current assets	7,826	4,913
Total current assets	337,506	358,630
Property, plant and equipment at cost:
Land and buildings	39,622	38,916
Construction equipment	90,710	94,298
Transportation equipment	48,647	48,574
Office equipment and software	37,169	36,556
Construction in progress	3,719	5,952
Total property, plant and equipment - at cost	219,867	224,296
Accumulated depreciation	(143,680)	(144,022)
Property, plant and equipment - net	76,187	80,274
Goodwill	113,845	113,501
Other intangible assets	25,364	26,296
Deferred income taxes	2,794	3,385
Other assets	2,170	3,944
Total assets	$557,866	$586,030

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2017	June 30, 2017
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$71,253	$105,649
Billings on uncompleted contracts in excess of costs and estimated earnings	66,376	75,127
Accrued wages and benefits	19,378	20,992
Accrued insurance	8,691	9,340
Income taxes payable	17	169
Other accrued expenses	4,183	7,699
Total current liabilities	169,898	218,976
Deferred income taxes	1,158	128
Borrowings under senior secured revolving credit facility	50,908	44,682
Other liabilities	316	435
Total liabilities	222,280	264,221
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2017, and June 30, 2017; 26,811,676 and 26,600,562 shares outstanding as of December 31, 2017 and June 30, 2017	279	279
Additional paid-in capital	128,235	128,419
Retained earnings	231,330	222,974
Accumulated other comprehensive loss	(5,788)	(7,324)
	354,056	344,348
Less: Treasury stock, at cost — 1,076,541 shares as of December 31, 2017, and 1,287,655 shares as of June 30, 2017	(18,470)	(22,539)
Total stockholders' equity	335,586	321,809
Total liabilities and stockholders’ equity	$557,866	$586,030

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Gross revenues
Electrical Infrastructure	$64,852	$103,158	$144,823	$191,183
Oil Gas & Chemical	88,396	56,913	174,257	94,741
Storage Solutions	71,233	128,927	142,805	328,577
Industrial	59,260	25,026	92,531	47,753
Total gross revenues	$283,741	$314,024	$554,416	$662,254
Less: Inter-segment revenues
Oil Gas & Chemical	$37	$1,199	$245	$6,485
Storage Solutions	792	170	1,349	298
Industrial	1	—	1	1,035
Total inter-segment revenues	$830	$1,369	$1,595	$7,818
Consolidated revenues
Electrical Infrastructure	$64,852	$103,158	$144,823	$191,183
Oil Gas & Chemical	88,359	55,714	174,012	88,256
Storage Solutions	70,441	128,757	141,456	328,279
Industrial	59,259	25,026	92,530	46,718
Total consolidated revenues	$282,911	$312,655	$552,821	$654,436
Gross profit
Electrical Infrastructure	$5,541	$7,225	$13,808	$12,475
Oil Gas & Chemical	11,768	2,431	22,806	2,432
Storage Solutions	5,298	17,071	12,838	43,524
Industrial	4,096	1,485	6,142	2,059
Total gross profit	$26,703	$28,212	$55,594	$60,490
Operating income (loss)
Electrical Infrastructure	$1,079	$2,164	$4,656	$3,221
Oil Gas & Chemical	5,198	(1,950)	9,332	(4,855)
Storage Solutions	(2,609)	8,242	(2,684)	25,015
Industrial	1,506	(219)	1,191	(843)
Total operating income	$5,174	$8,237	$12,495	$22,538

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2017	$119,642	$235,549	$133,138	$240,468	$728,797
Project awards	40,083	91,491	123,568	24,006	279,148
Revenue recognized	(64,852)	(88,359)	(70,441)	(59,259)	(282,911)
Backlog as of December 31, 2017	$94,873	$238,681	$186,265	$205,215	$725,034
Book-to-bill ratio(1)	0.6	1.0	1.8	0.4	1.0

(1)	Calculated by dividing project awards by revenue recognized during the period.
The following table provides a summary of changes in our backlog for the six months ended December 31, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Project awards	77,059	125,686	186,170	206,667	595,582
Revenue recognized	(144,823)	(174,012)	(141,456)	(92,530)	(552,821)
Backlog as of December 31, 2017	$94,873	$238,681	$186,265	$205,215	$725,034
Book-to-bill ratio(1)	0.5	0.7	1.3	2.2	1.1

(1)	Calculated by dividing project awards by revenue recognized during the period.